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                                                                       Exhibit 7



                                December 9, 2003



Singapore Technologies Telemedia Pte Ltd.
51 Cuppage Road
#10-11/17, StarHub Centre
Singapore 229469
Attention: Chief Financial Officer

Ladies and Gentlemen:

          Reference is made to the Purchase Agreement, dated as of August 9, 2002, by and among Global Crossing Ltd., a company organized under the Laws of Bermuda (the "Company"), Global Crossing Holdings Ltd., a company organized under the Laws of Bermuda ("GX Holdings"), the Joint Provisional Liquidators of the Company and GX Holdings, Singapore Technologies Telemedia Pte Ltd, a company organized under the Laws of Singapore ("ST Telemedia"), and Hutchison Telecommunications Limited, a company organized under the Laws of Hong Kong, as amended on December 20, 2002, May 13, 2003, October 13, 2003, November 14, 2003 and December 3, 2003 (the "Agreement"). Capitalized terms used and not defined herein are used as defined in the Agreement.

          This letter shall confirm the following:

          1. The following subsections 1.1 (e) and (f) shall be added to Section
1.1 of the Agreement immediately after subsection 1.1(d):

          ", (e) the Company shall cause New GX or a subsidiary thereof (the "Issuer") to issue to ST Telemedia or a subsidiary thereof debt securities in an amount and with the terms and conditions set forth on Exhibit A-3 (the "New Notes") and (f) STT agrees to subscribe (or to cause its subsidiary to subscribe) for and pay to the Issuer the purchase price for the New Notes in cash in consideration of the issuance of the New Notes subscribed for upon the Closing"

          2. With respect to Section 1.2, references to the "New Company Shares" shall be deemed to include the New Notes.

          3. The following sentence shall be added immediately after the final sentence of Section 1.2(b):

          "At the Closing, the Company shall cause the Issuer to deliver to ST Telemedia or a subsidiary thereof the New Notes being purchased by ST Telemedia or a subsidiary thereof, registered in the name of such purchaser. Delivery of the New Notes will be made in definitive form in the name of ST Telemedia and shall be made against receipt by the Issuer of the

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purchase price for the New Notes, which shall be paid by wire transfer of immediately available funds to an account designated at least three Business Days prior to the Closing Date by the Company."

          4. Section 1.2(d) shall be amended and restated in its entirety as follows:

          "At the Closing, the Company shall cause the Issuer to issue the New Notes to STT or a subsidiary thereof."

          5. Section 3.1 shall be amended and restated in its entirety as follows:

          "Acquisition for Investment. The Investor is acquiring the New Company Shares and the New Notes being purchased by it for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act, except that subsequent to the Closing Date the Investor may
(a) transfer the New Notes to direct or indirect subsidiaries of the Investor which are not Canadian residents, and (b) pledge the New Company Shares or the New Notes as collateral in connection with a bona fide lending arrangement, so long as such transfer or pledge would not require registration of the New Company Shares or the New Notes under the Securities Act."

          6. With respect to Section 3.2, references to the "New Company Shares" shall be deemed to include the New Notes; provided, however, that with respect to the New Notes, references to "New GX" shall be deemed to be to "the Issuer" and the approval of the Bermuda Monetary Authority shall be inapplicable.

          7. With respect to Sections 3.1, 3.2 and 3.3, references to the "Investor" shall be deemed to include any purchaser of the New Notes.

          8. Item 5 on Exhibit A shall be amended and restated in its entirety as follows:

          "$200,000,000 in new debt securities will be issued by New GX or a subsidiary thereof to STT or a subsidiary thereof and such debt securities will have the terms set forth on Exhibit A-3."

          9. Except as herein expressly amended, the Agreement shall remain in full force and effect in accordance with its terms. This letter may be signed in one or more counterparts, each of which shall be deemed an original. This letter shall be governed by and construed, interpreted and enforced first in accordance with and governed by the Bankruptcy Code and the applicable case law under the Bankruptcy Code and, to the extent that the Bankruptcy Code and the applicable case law under the Bankruptcy Code do not address the matter at hand, then, in accordance with and governed by the internal Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

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          If the foregoing correctly sets forth our understanding, please sign in the space indicated below, whereupon this letter shall become a binding agreement.



                                            Very truly yours,


                                            GLOBAL CROSSING LTD. (IN PROVISIONAL
                                            LIQUIDATION)


                                            By: /s/ Mitchell Sussis
                                                --------------------------------
                                                Name:  Mitchell Sussis
                                                Title: Vice President



                                            GLOBAL CROSSING HOLDINGS LTD. (IN
                                            PROVISIONAL LIQUIDATION)


                                            By: /s/ Mitchell Sussis
                                                --------------------------------
                                                Name:  Mitchell Sussis
                                                Title: Attorney-in-fact



ACKNOWLEDGED AND AGREED:

SINGAPORE TECHNOLOGIES TELEMEDIA PTE LTD.



By: /s/ Lee Theng Kiat
    -------------------------------------
    Name:  Lee Theng Kiat
    Title: President & CEO